                                                                                          Exhibit 99.2

                                        Report Of Independent
                                   Registered Public Accounting Firm

To the Board of Directors
Structured Obligations Corporation
New York, New York

We have examined the  compliance  of  Structured  Obligations  Corporation  (Depositor)  and U.S. Bank
National Association  (Trustee) with the Base Trust Agreement and the Select Notes Trust Supplement LT
2003-4 (the  Agreements)  relating to the  administration  of the  underlying  securities  and related credit  support  deposited in or held by the Select Notes Trust LT 2003-4 for the year ended  December
31,  2007.  Depositor's  management  is  responsible  for  compliance  with  those  requirements.  Our responsibility is to express an opinion on compliance with the Agreements based on our examination.

Our  examination  was conducted in  accordance  with the  standards of the Public  Company  Accounting
Oversight Board (United States) and, accordingly,  included examining, on a test basis, evidence about
Depositor's  and Trustee's  compliance  with those  requirements  described  above and performing such other  procedures as we considered  necessary in the  circumstances.  We believe that our  examination provides a reasonable basis for our opinion.  Our examination  does not provide a legal  determination of Depositor's and Trustee's compliance with specified requirements.

In our opinion,  Depositor  and Trustee  complied,  in all material  respects,  with the  requirements described above of the Agreements for the year ended December 31, 2007.

This report is intended  solely for  the  information and use of Structured  Obligations  Corporation,
U.S. Bank National  Association,  and the Certificate Holders of the Select Notes Trust LT 2003-4, and
is not intended to be, and should not be used by anyone other than those specified parties.

/s/ RubinBrown LLP
St. Louis, Missouri
February 20, 2008